Exhibit 10.31

CONSULTING AGREEMENT

This Agreement (“Agreement”) is entered into on the 7th day of August, 2010, between Sabre Industries, Inc. whose address is 1120 Welsh Road, Ste. 210 North Wales, PA 19454  (hereinafter “Company”) and David de Poincy whose address is 2117 Dana Court, Flower Mound, Texas 75028 (hereinafter “Consultant”).

For good and valuable consideration which sufficiency is hereby acknowledged, the parties hereto agree as follows:

1.             Term. The term of this Agreement shall be for six (6) months, beginning June 7, 2010, and shall be month-to-month following expiration of the initial six (6) month period.  The Agreement may be terminated by either party upon sixty (60) days’ written notice.

2.             Services.  Consultant agrees that he possesses specific knowledge and experience from his prior employment at Company that may be needed from time to time.  In the event Company requests assistance from Consultant, Consultant agrees to cooperate and assist Company as requested in Company’s sole discretion.  This assistance shall include, but not be limited to, participation on conference calls, availability for telephonic and in-person consultation, and on-site assistance with operations at any facility or at the site of ongoing field operations for Company, upon receiving reasonable notice of such a request.

3.             Compensation. Company shall, during the Term of this Agreement, pay Consultant $16,500.00 per month as compensation for the Services.  If Consultant is requested to appear in person at any Company facility or in the field, Company shall reimburse Consultant for all reasonable travel expenses.

4.             Independent Contractor Relationship. The relationship of Consultant and/or his employees (hereinafter Consultant) to Company is solely that of an independent contractor. Consultant is solely responsible for the conduct and control of the Services and is not an employee of Company for any purpose. Consultant is solely responsible for and shall pay all federal, state and local income taxes, Social Security taxes and any other similar obligations, under any law or regulation, domestic or foreign, arising from its performance of this Agreement or receipt of compensation thereof. Consultant understands that no medical, dental, health, vacation or sick leave or other benefits including, without limitation, stock option or bonus plans, and/or 401(K) contributions and/or participation, provided to Company’s employees shall be provided to Consultant by Company during or after the term of this Agreement. Consultant shall promptly return all equipment purchased by Company for Consultant’s use during the term of this Agreement to Company at the termination of this Agreement. Consultant shall not enter into, nor represent it has the authority to enter into, any contracts or commitments on behalf of Company, and shall hold Company harmless from any loss, damage, liability or expense resulting from any illegal or tortuous acts or omissions of Consultant.

5.             Consultant Warrants.

a.             Consultant and/or his employees (hereinafter Consultant) has the experience and skills necessary to perform and provide the Services required pursuant to this Agreement. All Services provided by Consultant shall be performed (a) in a professional manner, with a high grade, nature and quality, commensurate with that which is customary in the industry, and (b) in compliance with all applicable federal, state and local laws, rules, regulations and ordinances and of Company’s applicable rules while Consultant is on Company’s premises.

b.             Consultant shall not, without Company’s prior written approval, alter, enlarge or limit orders, make representations or guarantees concerning Company’s Authorized Products and Services or accept the return of, or make allowance for such Authorized Products and Services.

c.             Consultant shall furnish to Company’s Credit Department any information, which

Consultant may have from time to time relative to the credit standing of any of Consultant’s customers.

d.             Consultant shall abide by Company’s policies and communicate the same to Company’s customers when applicable.

e.             Consultant shall not directly or indirectly call upon or solicit any customer with the intention of diverting or attempting to divert such customer to use any equivalent to products and services of the Company.

6.             Confidential Information.

a.             Company Information.  Consultant agrees at all times during the term of this Agreement, to hold in strictest confidence, and not to use, except for the benefit of Company, or to disclose to any person, firm, corporation or other entity without written authorization of Company, any Confidential Information of Company which Consultant obtains or creates.  Consultant further agrees not to make copies of such Confidential Information except as authorized by Company.

Consultant understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets, or know-how, including, but not limited to, information relating to past, present, or future business of Company, or any plans therefore, market information, actual or prospective personnel or clients, strategy, budgets, pricing, research, development, operating results, services, business plans or designs, cost and pricing strategies or information, client requirements and preferences, marketing research, work product (including all documentation, creative works, know-how and information created in whole or in part by Consultant during Consultant’s Relationship with Company whether or not copyrightable or otherwise protectable) or other competitively sensitive business information, and all related databases, compilations and records disclosed to Consultant by Company, either directly or indirectly, in writing, orally or by drawings or observation by Consultant during the period of the Relationship, whether or not during working hours.

Consultant understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of Company’s business which is either information not known by actual or potential competitors of Company or is proprietary information of Company or its customers or suppliers, whether of a technical nature or otherwise. Consultant further understands that “Confidential Information” does not include any of the foregoing items which have become publicly and widely known and made generally available (without expending significant time or effort) through no wrongful act of Consultant’s or of others who were under confidentiality obligations as to the item or items involved.

All “Confidential Information” is and shall remain Company’s exclusive property, and Consultant further agrees that all information used by Consultant in connection with his/her job is confidential and valuable property of Company, and that any such information developed by Consultant during the performance of such employment is and shall remain the exclusive property of Company.  Consultant recognizes and acknowledges that Company’s business matters and affairs (including, but not limited to, the nature and extent of Company’s assets and holdings and any information related to Company’s business relationships, developmental concepts, business practices and policies, pricing structures, methods of business operation, operational techniques, banking and lending relationships, or details of any financial information related to the size and scope of Company,) are valuable to Company and included within the definition of Confidential Information.

b.             Former Contractor or Employee Relationship. Consultant represents that performance of all terms of this Agreement as a Consultant has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or trust prior or subsequent to the commencement of this Agreement and/or the payment of commissions to Consultant by Company, and Consultant will not disclose to Company direct or advise Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

7.             Non-Compete.  Independent of any obligation under any other contract or agreement between Consultant and Company, and in consideration for the amounts paid pursuant to Paragraph 3, during the performance of this Agreement in the continental United States and any geographic region outside the continental United States in which Company does business, Consultant shall not, directly or indirectly, whether as an individual for his own account or for the benefit of others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with any business, enterprise or other entity engaged in competition with Company or its parent or subsidiary corporations or any other entities affiliated with Company (its “Affiliates”) in any area in which Company or its Affiliates does business (provided, however, that the restrictions set forth in this clause shall not apply to involvement that consists solely of “beneficially owning,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, 2% or less of the outstanding securities of any class of securities issued by a publicly-traded entity).

8.             Non-Solicitation.  In consideration for a portion of the compensation paid pursuant to Paragraph 3, Consultant shall not, directly or indirectly:

a.             For the duration of this Agreement, contact with intent to solicit, hire, or attempt to contact, solicit or hire any employee or independent contractor personnel of Company or its Affiliates with whom Consultant had personal contact and did business with while employed by Company;

b.             For the duration of this Agreement, solicit, call upon or otherwise contact or offer products or services to any customers or accounts of Company or its Affiliates with which Consultant had any contact or association;

c.             For the duration of this Agreement,  solicit or attempt to induce or cause any employee of Company or its Affiliates to leave the employ of Company or its Affiliates; or hire or otherwise accept the services of any employee or former employee of Company or its Affiliates, whether solicited or not solicited by Consultant;

d.             For the duration of this Agreement, induce or attempt to induce any supplier, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such supplier, licensee or business relation and Company (or its Affiliates).

9.             Injunctive Relief.  The parties acknowledge that Consultant’s breach of any provision of this Agreement will cause Company irreparable injury and damage.  Consultant, therefore, expressly agrees that Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, his breach of any provision of this Agreement.  Exercise of rights to equitable relief, however, shall not be construed as waiver of any other right or remedy the Company may have for damages or otherwise.

10.          Return of Company Documents.  Consultant agrees that, at the time of termination of this Agreement, it will deliver to Company (and will not keep in his/her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts; equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant pursuant to the terms of this Agreement or otherwise belonging to Company, its successors or assigns.  Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11.          Representations and Covenants.

a.             Consultant agrees to execute promptly any proper oath, or verify any proper document, required to carry out the terms of this Agreement upon Company’s reasonable and necessary written request to do so.

b.             Consultant hereby warrants that he/she is not now under any legal or contractual obligation that would conflict in any manner with the obligations and duties he/she is undertaking herein, and that his/her execution of this Agreement will not breach any agreement to which he/she is now a party.

c.             Consultant certifies and acknowledges that he/she has carefully read all of the provisions of this Agreement and that he/she understands and will fully comply with such provisions.

12.          General Provisions.

a.             In the event any of the foregoing restrictions are held to be in any respect an unreasonable restriction upon Consultant, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary, to render any of the restrictions enforceable.  Each of the terms and provisions of this Agreement is, and is to be deemed, severable in whole or in part, and if any term or provision, or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and shall remain in full force and effect.

b.             The captions contained herein are solely for the convenience of the parties, and shall not be deemed to govern the meaning or intent of any of the provisions of this Agreement.

c.             The rights and obligations of Company hereunder shall inure to the benefit of, and be binding upon, any successor or assign of Company.  This Agreement is personal to Consultant and Consultant may not assign his rights or delegate his shall not be assigned by it to any other party whatsoever.

d.             The waiver or non-enforcement by Company, of any breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by Consultant.

e.             This Agreement, unless stated otherwise herein, may only be amended by the written mutual agreement of the parties hereto.

f.              The provisions of this Agreement shall survive the assignment of this Agreement by Company to any successor in interest or other assignee.

g.             Consultant acknowledges and specifies that this Agreement is supported by adequate consideration in the form of Consultant’s contract for services with Company.

h.             Consultant acknowledges and specifies that he entered knowingly into this Agreement.

13.          Non-Disparagement.  The parties agree that their professional and personal reputations are important and should not be impaired by either party after this Agreement is executed.  Consultant agrees not to disparage the professional or personal reputation of Company, its officers, shareholders, directors, or management, and Company agrees that it will not disparage Consultant’s professional or personal reputation.

14.          Indemnity.  Excluding any claims based upon the negligence, willful misconduct, or breach of this Agreement by Company, Consultant hereby agrees to indemnify, defend and hold Company harmless from and against any and all claims, damages, losses and expenses, including but not limited to attorneys’ fees and disbursements, arising out of or resulting from any claim, action or other proceeding (including without limitation any proceeding by any of that is based upon (a) Consultant’s breach of this Agreement, (b) the unauthorized conduct or actions of Consultant within or outside the scope of this Agreement, or (c) any negligent act or omission or willful misconduct of Consultant.

15.          Governing Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of Texas, except for its conflict of laws rules and principles. Any legal action or proceedings with respect to this Agreement shall be initiated in the jurisdiction of the state or federal courts of the State of Texas and venued in the State of Texas for resolution.

16.          Disputes and Arbitration.  The parties agree that any disputes or questions arising during the performance of this Agreement, including any disputes regarding the construction or application of this Agreement, shall be arbitrated in accordance with the rules of the American Arbitration Association then in force.  If the parties cannot agree on an arbitrator within ten (10) days after a demand for arbitration is made by either party, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators.  Company shall then strike two (2) names on the list and Consultant shall then strike two (2) names from the list and the remaining name shall be the arbitrator.  The decision of the arbitrator shall be final and binding upon the parties both as to law and to fact, and shall not be appealable to any court in any jurisdiction over the parties.  The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.

17.          Termination. Either party may terminate this Agreement for any reason, or for no reason, by written notice of termination via certified mail, return receipt requested, at the address in Paragraph 18 of this Agreement.  Such termination shall be effective sixty (60) days after the date of postmark of any notice.  The ability of either party to terminate this Agreement shall in no way be interpreted as an at-will employment provision and shall not otherwise affect Consultant’s status as an independent contractor under this Agreement.  In the event of a termination, compensation due pursuant to Paragraph 3 for the month in which the Agreement was terminated shall be prorated to the date of termination, with no further compensation due after the date of termination.  In the event Company terminates the Agreement for a breach by Consultant, Consultant shall not be entitled to further payments of the base compensation or payment of commissions set forth in Paragraph 3 earned beyond the date of the breach.

18.          Notices.  Any notice or other communication required or desired to be given in this Agreement shall be in writing and addressed to the parties, respectively, as follows:

David de Poincy

2117 Dana Court

Flower Mound, Texas  75028

(817) 948-5733

James D. Mack

Sabre Industries, Inc.

1120 Welsh Road, Suite 210

Gwynedd Corporate Center

North Wales, PA 19454

19.          Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understandings between the parties, and supersedes all offers, negotiations and other agreements concerning the subject matter contained herein. This Agreement, however, shall not supersede or replace the terms of the Severance Agreement and Release between de Poincy and Sabre.  This Agreement may not be modified in any way without the written consent of both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

David de Poincy		Sabre Industries, Inc.,
a Delaware Corporation

By:	/s/ David J. de Poincy	By:	/s/ James M. Tholey

Date:	8/7/10	Name:	J.M. Tholey

		Date:	8/9/10